UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §210.14a-12

BURTECH ACQUISITION CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT NO. 1 DATED DECEMBER 6, 2023

TO

PROXY STATEMENT

DATED NOVEMBER 24, 2023

BURTECH ACQUISITION CORP.

1300 Pennsylvania Ave NW, Suite 700

Washington, DC 20004

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 11, 2023

The following information supplements, and should be read in conjunction with, the proxy statement of BurTech Acquisition Corp. (“BurTech” or the “Company”) dated November 24, 2023 (the “Proxy Statement”) relating to the proposed Charter Amendment Proposal, the Trust Amendment Proposal and the Adjournment Proposal, more fully described in the Proxy Statement (together referred to as the “Extension Proposals”). This supplement (the “Second Supplement”) contains additional information that supplements the Proxy Statement and the Supplement, and we urge you to read this Second Supplement, together with the Proxy Statement and the Supplement regarding the following Extension Proposals:

SUPPLEMENT NO. 1 TO THE DEFINITIVE PROXY STATEMENT

The Company is providing additional information to its stockholders, as described in this Supplement to the Definitive Proxy Statement dated November 24, 2023, as filed with the United States Securities and Exchange Commission in connection with the Special Meeting to be held on December 11, 2023 (the “Proxy Statement”). These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement and all page references are to pages in the Proxy Statement. The Company makes the following amended and supplemental disclosures:

Proposal 2 – the “Trust Amendment Proposal” is globally amended and restated as follows:

Proposal 2 — A proposal to amend BurTech’s investment management trust agreement, dated as of December 15, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), allowing the Company to extend the Extended Termination Date another twelve (12) times, each such extension for an additional one (1) month period, until December 15, 2024, by depositing into the Trust Account the lesser of $0.03 per unredeemed share of Class A common stock or $150,000 (the “Extension Payment”) for each one-month Extension (or up to an aggregate of $1,800,000 for the total twelve-month period), (the “Trust Amendment”) (we refer to this proposal as the “Trust Amendment Proposal”).

— END OF SUPPLEMENT TO PROXY STATEMENT —